                                                                     EXHIBIT 5.1




                                                      November 1, 1999

Silknet Software, Inc.
50 Phillippe Cote Street
Manchester, New Hampshire 03101

         Re: Registration Statement on Form S-8 Relating to each of the Employee Stock Option Plan, the 1999 Stock Option and Incentive Plan, and the 1999 Non-Employee Director Stock Option Plan (collectively, the "Plans")

Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Silknet Software, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 3,741,900 shares of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Plans (the "Shares").

         We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Company's Certificate of Incorporation, the Company's By-Laws, as amended, the minute books and stock records of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                             Very truly yours,


                                             /s/ TESTA HURWITZ & THIBEAULT, LLP